February 26, 1997

                      CONSENT OF MCKINNON & COMPANY, INC.

We hereby consent to the inclusion as Exhibits C and F to the Joint Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Community Bankshares Incorporated of our letters to the Boards of Directors of County Bank of Chesterfield and Community Bankshares Incorporated and to the reference made to such letters and to the firm in the Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                               /s/ MCKINNON & COMPANY, INC.



Norfolk, Virginia